Exhibit 99.2

CHARLES RIVER ASSOCIATES (CRA)
FIVE-WEEK TRANSITION PERIOD
EARNINGS ANNOUNCEMENT
PREPARED CFO REMARKS
FEBRUARY 10, 2011

As there is no conference call scheduled in conjunction with the earnings release, CRA is providing the following prepared remarks by Chief Financial Officer Wayne Mackie to provide the investment community with additional information on its results for the five-week period ended January 1, 2011 (the transition period).

BACKGROUND

On December 17, 2010, our Board of Directors approved a change in our fiscal year end from the last Saturday in November to the Saturday nearest December 31 of each year.  The fiscal year change was effective beginning with our 2011 fiscal year, which began January 2, 2011 and will end December 31, 2011.  As a result of this change, we had a five-week transition period that began November 28, 2010 and ended January 1, 2011. This report compares the five-week transition period ended January 1, 2011 to the comparable period a year earlier, the five weeks ended January 2, 2010.

The five-week transition period includes two weeks of seasonal holidays and resultant consultant vacation time.  Accordingly, revenue for the five-week period is not representative of five average weeks from our typical full fiscal year.  Moreover, expenses, such as compensation, occupancy costs and many other costs, continue on a level basis.   As a result, many of the expected metrics and ratios (such as gross margin and SG&A expenses as a percentage of revenue) associated with a full quarter or year are not as meaningful during these five-week periods.   In fact, we reported operating losses in both five-week periods.

Below the operating loss line there are also ratios/relationships that are not comparable to normal, full year expectations.  The GAAP versus non-GAAP reconciling items affect the year-to-year five-week comparisons.  The most notable item in the non-GAAP results comparison is the tax rate, which is much higher in the 2010 transition period versus the comparable 2009 period due to the tax jurisdictions in which the pretax loss is based.  The GAAP and non-GAAP tax rates for the five-weeks ended January 2, 2010 are the Company’s GAAP and non-GAAP annualized effective tax rates for fiscal 2010.

Revenue

In today’s press release, we reported GAAP revenue for the five weeks ended January 1, 2011 of $22.3 million compared with $20.4 million for the comparable period a year earlier, the five weeks ended January 2, 2010.  Our GAAP revenue included $0.4 million from NeuCo compared with $0.6 million for the comparable period a year ago.  Excluding this revenue from both periods, non-GAAP revenue increased 10.3% to $21.8 million in the transition period, from $19.8 million in the comparable period a year earlier.  International revenues in the transition period accounted for approximately one quarter of total revenue in the period.

We generated utilization of 67% in the transition period — a substantial increase over the 61% utilization in the comparable period a year ago.  These five-week periods coincide with a period of normal seasonality in our business that includes the holiday season and a disproportionate level of vacation time.  Therefore, utilization tends to be well below levels typically experienced during other periods.

Gross Margin

Our gross margin percentage on a GAAP basis during the transition period and the comparable period a year ago was 26.3%.  Non-GAAP gross margin percentage, which excludes NeuCo, was 25.4%, compared with 25.2% in the comparable period a year earlier.  Client reimbursables was $2.9 million for the transition period, compared with $2.6 million for the comparable period a year ago.  Non-GAAP reimbursables was $2.9 million for the transition period, compared with $2.5 million for the comparable period a year ago.  Non-GAAP gross margin was positively impacted by lower compensation costs as a percent of revenue partially offset by higher reimbursable expenses.

SG&A Expenses

SG&A expenses on a GAAP basis for the transition period were $6.1 million, or 27.6% of revenue compared with $6.4 million, or 31.4% of revenue for the comparable period a year ago.  On a non-GAAP basis, SG&A expenses for the transition period were $5.7 million, or 26.4% of revenue, compared with $5.8 million, or 29.5% of revenue, for the comparable period a year ago.  The year-over-year decrease in SG&A expenses on a percentage basis is the result of the higher revenue, as well as ongoing initiatives to reduce our office leasing costs.

Share-Based Compensation Expense

Share-based compensation expense was approximately $0.8 million for the transition period, compared with $0.7 million for the comparable period a year ago.

Operating Loss

On a GAAP basis, operating loss for the transition period was $0.8 million, which is substantially down from the operating loss of $1.5 million in the comparable period a year ago.  On a non-GAAP basis, operating loss for the transition period was $0.7 million compared with an operating loss of $1.3 million in the comparable period a year earlier.  Given the fact that revenue and utilization are below normalized levels due to the seasonality effect, we anticipated an operating loss for the transition period.

Interest and Other Expense, net

For the transition period, interest and other expense was $146,000 on a GAAP basis and $64,000 on a non-GAAP basis. This compares with $306,000 (GAAP) and $291,000 (non-GAAP) for the comparable period a year ago.  The year-over-year decrease in non-GAAP interest and other expense reflects lower interest expense due to the repurchase of our convertible bonds.

Income Taxes

The following tables outline our income tax provision recorded in the transition period and the comparable period a year ago, and the resulting effective tax rates (in $000):

	GAAP		NON-GAAP
	Five-weeks Ended		Five-weeks Ended
	1/1/2011	1/2/2010	1/1/2011	1/2/2010
(Provision) Benefit	$288	$1,232	$(86)	$678
Effective Tax Rate	30.4%	68.6%	(11.2)%	43.0%

In the transition period, our effective tax rate on a GAAP basis was 30.4% compared with 68.6% for the comparable period a year ago. Our transition period effective tax rate on a non-GAAP basis was (11.2%) compared with 43.0% for the comparable period a year ago.  The GAAP tax rate for the five-week period ended January 1, 2011 is considerably lower due to a tax benefit from the divestiture of our Asia-Pacific based Energy practice. The higher non-GAAP tax rate is due to our inability to recognize the benefit of certain foreign losses and the Asia-Pacific divestiture.  In addition, the GAAP and non-GAAP rates for the five-week period ended January 2, 2010 are based upon our GAAP and non-GAAP effective tax rates for fiscal 2010.

Net Loss

GAAP net loss for the transition period was $0.6 million, or $0.06 per share, compared with a net loss of $0.4 million, or $0.03 per share for the comparable period a year ago. GAAP net loss in the transition period in 2010 included an after-tax benefit of $267,000 associated with restructuring and a $39,000 net loss associated with NeuCo.  GAAP net loss for the five-week period ended January 2, 2010 included a $73,000 net loss associated with NeuCo and a $615,000 tax benefit associated with a tax rate differential. Excluding these items from both periods, the non-GAAP net loss for both the transition period and the comparable period in the prior year was $0.9 million, or $0.08 per share.

Key Balance Sheet Metrics

Turning to the balance sheet, billed and unbilled receivables at January 1, 2011 was $82.7 million, compared with $94.2 million at November 27, 2010.  The decrease in billed and unbilled receivables was due to increased collections during the transition period.  Current liabilities at the end of the transition period were $91.5 million, compared with $98.3 million at the end of fiscal 2010 due to a decrease in compensation-related accruals. During the transition period, our long-term liabilities increased to $20.4 million from $19.0 million.

As a result of the drop in receivables, our DSOs in the transition period declined sharply and were well within our target.  DSOs for the transition period were 93 days, consisting of 61 billed and 32 days of unbilled, which is well below our fourth quarter of fiscal 2010 DSOs of 101 days, consisting of 62 billed and 39 days of unbilled.  Our goal remains to maintain a DSO level below 100 days.

Cash and Cash Flow

Cash and equivalents and short-term investments stood at $87.5 million at the end of the transition period, compared with $80.5 million at the end of fiscal 2010.  We generated strong cash flow from operations in the period.  Net cash flow from operating activities in the transition period was $7.5 million.  The increase in cash and equivalents since the end of fiscal 2010 reflects our healthy cash flow and increased collections.  During the transition period, we did not repurchase any shares of our common stock or convertible bonds.  Our capital expenditures totaled approximately $0.3 million for the five-week period, compared with approximately $0.2 million in the comparable period a year ago.

This concludes the prepared CFO remarks.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has also provided non-GAAP financial information in these remarks.  The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating its results of operations.  The Company believes that presenting its financial results excluding restructuring costs, NeuCo’s results, and a tax rate differential is important to investors and management because it is more indicative of its ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Specifically, for the five-week periods ended January 1, 2011 and January 2, 2010, the Company has excluded certain restructuring costs, NeuCo’s results and a tax rate differential.

SAFE HARBOR STATEMENT

Statements in these prepared CFO remarks concerning the future business, operating results, estimated cost savings, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering and stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect its practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of these remarks.